Exhibit 99.3

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 6-K

                        REPORT OF FOREIGN PRIVATE ISSUER
                        PURSUANT TO RULE 13A-16 OR 15D-16
                     OF THE SECURITIES EXCHANGE ACT OF 1934

 For the month of April 2002

                                  ALVARION LTD.
--------------------------------------------------------------------------------
                 (Translation of registrant's name into English)

                   21A Habarzel Street, Tel Aviv 69710, Israel
--------------------------------------------------------------------------------
                     (Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F |X|   Form 40-F |_|

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934. Yes |_| No |X|

The following are included in this Report on Form 6-K:

1. Press release dated March 13, 2002.

2. Press release dated March 19, 2002.

3. Press release dated April 19, 2002.

4. Press release dated April 24, 2002.

5. Press release dated May 2, 2002.

WEDNESDAY MARCH 13, 3:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion

ALVARION CELEBRATES A BROADBAND WIRELESS INDUSTRY
MILESTONE: HALF-MILLIONTH UNIT DEPLOYED

ALVARION'S BOOTH AT CEBIT TO HIGHLIGHT LATEST BWA DEVELOPMENTS,
INCLUDING NEW-GENERATION OFDM (NON-LINE-OF-SIGHT) SUITE AND
ALVARIBASE(TM), NEW INTEGRATED BASE STATION

HANNOVER, Germany--(BUSINESS WIRE)--March 13, 2002-- Alvarion Ltd. (Nasdaq: ALVR
- news), a leading provider of Broadband Wireless Access (BWA) solutions, is celebrating the latest BWA industry milestone, namely, the installation of its 500,000th BWA unit, in its booth at CeBIT 2002. The milestone marks a productive period during which Alvarion has deployed fixed wireless networks all over the world for telecom carriers, service providers and enterprises in more than 100 countries, emerging as the leader of the BWA marketplace.

Alvarion's booth at CeBIT can be found in Hall 13, location A54.

Commenting on Alvarion's market leadership, Emmy Johnson, President and chief analyst from Skylight Research, said, "Alvarion's success stems from the value which its technology brings to a broad range of customers, especially in developing markets, like Latin America. As of 3Q01, Alvarion captured 83 percent of the Latin America sub-10 GHz market and over half the worldwide market. Alvarion's proven ability for large scale deployments, its broad product offerings, and strong partnerships, have contributed to its success even in today's cautious markets."

Peter Jarich, Director of Broadband Research from the Strategis Group added, "This is clearly an important milestone for the BWA industry, proving that BWA has indeed a bright future ahead, contrary to common belief. As the telecom market recovers, the entire BWA sector - and leaders like Alvarion - should be positioned for continued growth." In a number of high-potential scenarios, Alvarion's BWA systems have proven to be a superior alternative to wireline access solutions:

     o Cellular operators use Alvarion networks to leverage their valuable assets. Re-using their real estate (towers and rooftop rights), customer base, and marketing infrastructure, they deploy BWA networks in parallel with cellular networks to support Internet access and high-capacity cellular feeding;

     o Incumbent telephone companies use BWA to fill the coverage gaps of DSL, protecting themselves against the challenge of emerging broadband service providers;

     o Service providers and regional independent telcos deploy Alvarion networks to establish a presence in areas that incumbents have overlooked, and to address niche business markets. Because Alvarion's products are fast to install, reasonably priced, and available for the unlicensed as well as licensed bands, they enable service providers to establish a winning range of voice and data services quickly and cost-effectively; and

     o Enterprise customers use Alvarion's systems to support wireless building-to-building connectivity and WLANs.

     o At CeBIT, Alvarion is unveiling a variety of new additions to its BreezeACCESS, WALKair and BreezeNET solutions:

     o A next-generation BreezeACCESS(TM) OFDM (Orthogonal Frequency Division Multiplexing) solution for the 3.5GHz frequency band, one of the first commercial OFDM solutions. Delivering both speed and bandwidth in non-line-of-sight conditions, the OFDM suite enables operators to expand their customer base and increase their revenues;

     o BreezeACCESS SU-R, a compact CPE that provides very simple installation resulting in lower overall installation costs for the operator.

     o The AlvariBase(TM) product, a highly advanced base station that communicates with both BreezeACCESS and WALKair CPE. The AlvariBase enables the operator to serve a broad range of customers, from SMEs (Small-to-Medium Enterprises) and MTUs (Multi-Tenant Units) to SOHOs (Small Office Home Office) and residential subscribers, all from one base station; and

     o The BreezeNET(TM) DS.11b - Complementing the market leading building-to-building product line, BreezeNET DS.11b delivers a fast and robust wireless infrastructure.

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA), used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

More information can be found @ www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
   Alvarion
   Dafna Gruber, +972-3-645 6252
   dafna.gruber@alvarion.com
   -------------------------
     or
   KCSA
   Joseph A. Mansi, 212-896-1205
   jmansi@kcsa.com
   ---------------
     or
   Adam J. Rosen, 212/896-1220
   arosen@kcsa.com
   ---------------

TUESDAY MARCH 19, 10:42 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion

ALVARION RESPONDS TO ARTICLE

TEL-AVIV, Israel--(BUSINESS WIRE)--March 19, 2002--Alvarion Ltd. (NASDAQ: ALVR - news) disclosed today that it has come to its attention that an article recently appeared in the Israeli press attributing to one of its senior officers a forecast of the Company's revenues for the four quarters of 2002 and other matters.

The Company stated that no such forecast was in fact made and reiterated that it is its long-standing policy not to make such forecasts.

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA), used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

More information can be found @ www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
   Alvarion
   Dafna Gruber, +972-3-645 6252
   dafna.gruber@alvarion.com
      or
   KCSA
   Joseph A. Mansi / Adam J. Rosen
   212/896-1205 / 212/896-1220
   jmansi@kcsa.com / arosen@kcsa.com
   ---------------   ---------------

FRIDAY APRIL 19, 9:52 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion

ALVARION'S FIRST QUARTER EARNINGS RELEASE AND CONFERENCE CALL SCHEDULED FOR MAY 2, 2002

TEL AVIV, Israel--(BUSINESS WIRE)--April 19, 2002--Alvarion Ltd. (NASDAQ: ALVR - news), a leading developer and manufacturer of broadband wireless access products, announced today that it will release its First Quarter 2002 results on May 2, 2002, during pre-market hours.

Following the announcement, Alvarion will host a conference call at 9:00 a.m. EDT. The Company invites you to listen to the call at the following telephone numbers: (877) 780-2276 in the United States or (973) 628-9554 Internationally. The call will also be available live on the Internet at the following sites: www.kcsa.com and www.alvarion.com.

A replay of the call will be available form 11:00 a.m. EDT on May 2, 2002 through 11:59 p.m. on May 7, 2002. To access the replay, please call (877) 519-4471 in the Unites States or (973) 341-3080 internationally. To access the replay, users will need to enter the following code: 3241422

About Alvarion

Alvarion is a powerhouse of point-to-multipoint broadband wireless access (BWA) solutions for telecom carriers, service providers, and Enterprises worldwide. Alvarion's systems are used to provide Internet access and voice and data services for subscribers in the last mile, as well as for cellular network feeding, building-to-building connectivity, and wireless local area networks
(LANs).

Alvarion, which was formed by the merger of BreezeCOM and Floware, offers the broadest range of BWA solutions by market segment and frequency band. Its solutions are designed to address all carriers' and service providers' business models. With the combined market experience of its founding companies, a strong customer base, diversified distribution channels and field-proven deployments, Alvarion is the leading BWA pure-play provider for all types of end-users, from residential subscribers to business customers.

For more information, please visit Alvarion's World Wide Web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
   Alvarion Ltd.:
   Dafna Gruber, +972-3-645-6252
   Fax: +972-3-645-6222
      or
   KCSA Investor Contacts:
   Joseph A. Mansi / Adam J. Rosen
   (212) 896-1205 / (212) 896-1220 jmansi@kcsa.com / arosen@kcsa.com

WEDNESDAY APRIL 24, 7:30 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion

ALVARION RECEIVES FOLLOW-ON ORDER OF AN ADDITIONAL
$1M FROM SPAIN'S BANDA ANCHA -BASA-

BASA USES ALVARION'S 3.5 GHZ SYSTEM TO DELIVER ADVANCED
IP SERVICES TARGETING BUSINESS AND RESIDENTIAL END-USERS

TEL - AVIV, Israel--(BUSINESS WIRE)--April 24, 2002-- Alvarion Ltd. (NASDAQ:
ALVR - news), a leading provider of Broadband Wireless Access (BWA) solutions, today announced the receipt of a follow-on order of $1 million for additional equipment in the 3.5 GHz frequency band from Banda Ancha S.A. (BASA), a Spanish provider of broadband telecommunications services.

Banda Ancha was established in April 2000 by the ALO Communications, a leading fixed line telecommunications operator in Spain, the Dragados Group, a major Spanish construction services company and Hidrocantabrico, a Spanish electric utility, with the goal of becoming a leading IP service provider in the deregulating Spanish telecommunications market. In just two years of operation, the company has built its fixed wireless network to cover more than 40 cities, and supplies broadband access services, such as "always on" Internet access and high-speed data services to SME/SOHO business and residential customers.

Over the next three years, Banda Ancha intends to expand its network to cover 118 metropolitan areas, enabling it to reach 80% of Spain's population and more than 94% of its businesses, and to expand its offerings to include Voice over IP and other services.

Commenting on the news, Mr. Alejandro Rivas Micoud, President of Banda Ancha, said, "Banda Ancha's goal is to supply the broadest range of high-quality IP-based services by offering comprehensive, flexible, and cost-effective solutions to all types of business and residential end-users.

"We are very pleased with our selection of Alvarion as a technology partner, and with the reliable and cost-effective performance of its advanced BWA systems. The wide range of applications that the network supports, including VPNs, point-to-point lines, tele-security, videoconferencing, and beyond, gives us a competitive advantage."

Zvi Slonimsky, CEO of Alvarion, added, "Banda Ancha's impressive success proves that alternative operators can flourish when they are well-capitalized and understand the needs of their markets. We are proud of the performance of our technology, which enables them to provide a huge range of service differentiated by their features and quality, while minimizing their operating costs. We look forward to continued cooperation with Banda Ancha as it continues to build and upgrade its network."

About Banda Ancha S.A. (BASA)

BASA was established in April 2000 by the ALO, a leading fixed line telecommunications operator in Spain, the Dragados Group, a major Spanish construction services company and Hidrocantabrico, a Spanish electric utility, and was granted a license to provide wireless telecommunications services throughout Spain in the 3.5 GHz frequency band. Using an advanced BWA network, BASA focuses on the provision of quality services with fast response time, flawless network functionality, support of rigorous Service Level Agreements
(SLAs), and real-time performance monitoring. The voice and data solutions supported by BASA's network include IP-based VPNs, point-to-point lines, Voice Over IP, tele-security, videoconferencing, and others. Its services are currently available in more than 40 cities throughout Spain, and will be expanded during the next three years to reach 118 metropolitan areas, covering 80% of Spain's population and more than 94% of its businesses.

For more information, visit BASA's website at http://www.basacom.com
                                              ----------------------

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, visit Alvarion's World Wide Web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
   Alvarion
   Dafna Gruber, CFO, +972-3-645 6252
   dafna.gruber@alvarion.com
   -------------------------
      or
   KCSA
   Joseph A. Mansi / Adam J. Rosen
   +212-896 12 05/+212-896-1220
   jmansi@kcsa.com / arosen@kcsa.com
   ---------------   ---------------
      or
   Banda Ancha S.A.
   Ramon Conde, + 34 91 230 4091
   rconde@basacom.com
   ------------------

THURSDAY MAY 2, 2:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

ALVARION REPORTS FIRST QUARTER 2002 RESULTS

TEL-AVIV, Israel--(BUSINESS WIRE)--May 2, 2002--Alvarion Ltd. (NASDAQ: ALVR - news), a leading provider of Broadband Wireless Access (BWA) solutions, today announced its financial results for the first quarter ended March 31, 2002.

Note: The Company's statement of operations is based on U.S. GAAP. The Company was formed on August 1, 2001 through the merger of BreezeCOM Ltd. and Floware Ltd. As such, the Company's results for the first quarter of 2001 include the results of BreezeCOM Ltd. only.

Revenues for the first quarter of 2002 (which, as noted above, include revenues from both the former BreezeCOM and the former Floware) were $22.7 million, compared with $25.2 million for the fourth quarter of 2001 (which also includes revenues from both former companies) and $23.9 million for the first quarter of 2001 (for BreezeCOM alone).

Net loss for the first quarter of 2002 was $(5.5) million, or $(0.10) per share, compared with $(16.6) million, or $(0.30) per share, for the fourth quarter of 2001, and net income of $63,000 or $0.00 per diluted share, in the first quarter of 2001 (for BreezeCOM only).

If amortization of current technology and deferred stock compensation ($752,000) were excluded from the Company's first quarter 2002 results, the net loss for the quarter would have been $(4.8) million, or $(0.09) per share. This compares with a net loss of $(5.6) million, or $(0.10) per share, in the fourth quarter of 2001, excluding amortization and other non-recurring expenses of $11.0 million. Alvarion Reports Q1 2002 Page 6 of 6 Cash reserves as of March 31, 2002 were $179.2 million, compared with $183.0 million as of December 31, 2001.

Commenting on the first quarter, Zvi Slonimsky, CEO of Alvarion, stated, "We are pleased to report that our revenues and margins were in line with our forecasts. This, together with the significant decline in our operating expenses, enabled us to reduce our cash burn and net loss compared with the fourth quarter. Total operating expenses on a pro-forma basis for the first three months of 2002 were $15.0 million, compared with $16.6 million in the fourth quarter of 2001."

"During the quarter, we shipped approximately 30,000 units of our products to established carriers and service providers in more than 70 countries around the world, enabling us to mark the milestone of the installation of our 500,000th unit. This accomplishment establishes Alvarion's positioning even more firmly as the leader of the BWA market.

"Although visibility in the market is still low and lead times, especially for new projects, are still long, we are encouraged to see the reawakening of activity in many regions, and are cautiously optimistic that the worst is behind us. During the quarter, a number of BWA projects were initiated by new customers, especially in the developing regions."

Mr. Slonimsky continued, "We continue to invest in R&D. This quarter, we have progressed from the launch phase to the commercial deployment phase of three new products, namely, our pioneering BreezeACCESS(TM) OFDM (Orthogonal Frequency Division Multiplexing) solution, BreezeACCESS(TM) SU-R, and AlvariBase(TM), all of which have enjoyed a positive reception by new and existing customers. This wide variety of products improves our ability to address our customers' business model needs."

Mr. Slonimsky concluded, "Overall, we are proud of our solid performance despite tough markets, and are optimistic as we look to the future. We are confident that our more comprehensive product offering and extensive market presence will enable us both to take full advantage of improving market trends, and to benefit from our leadership position in the BWA market."

The Company will hold a teleconference today, May 2, 2002, at 9:00 a.m. EDT to discuss the quarter's results. To participate in the call, please dial (877) 780-2276 (in the U.S.), or (973) 628-9554 (internationally), approximately five minutes prior to the scheduled call start time. This call will also be available live as a Webcast on www.kcsa.com and www.alvarion.com. The Webcast will be archived and available for replay for 30 days.

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, please visit Alvarion's web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


                                  ALVARION LTD.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            U.S. dollars in thousands

                                                                                        MARCH 31, 2002      DECEMBER 31, 2001
                                                                                        --------------      -----------------
ASSETS
   CASH, CASH EQUIVALENTS, SHORT-TERM AND LONG-TERM INVESTMENTS                         $      179,199        $      182,969
   TRADE RECEIVABLES                                                                            16,520                15,563
   OTHER ACCOUNTS RECEIVABLE                                                                     5,807                 9,273
   INVENTORIES                                                                                  28,505                32,580
   SEVERANCE PAY FUND                                                                            3,148                 3,217
PROPERTY AND EQUIPMENT, NET                                                                     11,156                11,153
GOODWILL AND OTHER INTANGIBLE ASSETS                                                            52,240                52,840
                                                                                        --------------        --------------
TOTAL ASSETS                                                                            $      296,575        $      307,595
                                                                                        ==============        ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   TRADE PAYABLES                                                                       $        7,916        $       11,253
   OTHER ACCOUNTS PAYABLE  AND ACCRUED EXPENSES                                                 30,630                31,918
   TOTAL CURRENT LIABILITIES                                                                    38,546                43,171
LONG TERM LIABILITIES                                                                            5,228                 5,228
ACCRUED SEVERANCE PAY                                                                            4,828                 4,945
TOTAL LIABILITIES                                                                               48,602                53,344
SHAREHOLDERS' EQUITY                                                                           247,973               254,251
                                                                                        --------------        --------------
TOTAL LIABILITIES AND  SHAREHOLDERS' EQUITY                                             $      296,575        $      307,595
                                                                                        ==============        ==============


                                  ALVARION LTD.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 U.S. dollars in thousands (except per share data)



                                                                            THREE MONTHS ENDED           THREE MONTHS ENDED
                                                                              MARCH 31, 2002               MARCH 31, 2001
                                                                              --------------               --------------
SALES                                                                         $        22,684              $        23,891
COST OF SALES                                                                          14,495                       13,727
GROSS PROFIT                                                                            8,189                       10,164
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                           6,724                        4,179
SELLING AND MARKETING                                                                   6,692                        7,132
GENERAL AND ADMINISTRATIVE                                                              1,548                        1,308
AMORTIZATION OF CURRENT TECHNOLOGY & DEFERRED STOCK COMPENSATION                          752                            -
                                                                              ---------------              ---------------
TOTAL OPERATING EXPENSES                                                               15,716                       12,619
                                                                              ---------------              ---------------
OPERATING LOSS                                                                         (7,527)                      (2,455)
FINANCIAL INCOME, NET                                                                   2,020                        2,518
NET INCOME (LOSS)                                                             $        (5,507)             $            63
BASIC EARNINGS (LOSS) PER SHARE                                               $        (0.10)              $         0.00
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC EARNINGS
   (LOSS) PER SHARE                                                                    54,605                       28,328
                                                                              ===============              ===============
DILUTED EARNINGS (LOSS) PER SHARE                                             $        (0.10)              $         0.00
                                                                              ===============              ==============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING DILUTED EARNINGS
   (LOSS) PER SHARE                                                                    54,605                       32,819
                                                                              ===============              ===============



                                  ALVARION LTD.
                 (a) PRO FORMA CONDENSED CONSOLIDATED STATEMENTS
                                  OF OPERATIONS
                  U.S. dollars in thousands (except per share data)




                                                                             THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                                MARCH 31,2002              MARCH 31, 2001
                                                                             ------------------          -----------------
SALES                                                                        $         22,684            $         23,891
COST OF SALES                                                                          14,495                      13,727
GROSS PROFIT                                                                            8,189                      10,164
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                           6,724                       4,179
SELLING AND MARKETING                                                                   6,692                       7,132
GENERAL AND ADMINISTRATIVE                                                              1,548                       1,308
                                                                             ----------------            ----------------
TOTAL OPERATING EXPENSES                                                               14,964                      12,619
                                                                             ----------------            ----------------
OPERATING LOSS                                                                         (6,775)                     (2,455)
FINANCIAL INCOME, NET                                                                   2,020                       2,518
NET INCOME (LOSS)                                                            $         (4,755)           $             63
BASIC EARNINGS (LOSS) PER SHARE                                              $          (0.09)           $           0.00
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC EARNINGS
   (LOSS) PER SHARE                                                                    54,605                      28,328
                                                                             ================            ================
DILUTED EARNINGS (LOSS) PER SHARE                                            $          (0.09)           $           0.00
                                                                             ================            ================
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING DILUTED EARNINGS
   (LOSS) PER SHARE                                                                    54,605                      32,819
                                                                             ================            ================



(a) The pro forma statement of operations excludes the amortization of current technology & deferred stock compensation.


The above pro forma information is for informational purposes only. It is not prepared in accordance with Generally Accepted Accounting Principles in the United States (US GAAP) and should not be considered as a substitute for our historical financial information prepared in accordance with GAAP


Contact:
   Alvarion
   Dafna Gruber, +972-3-645 6252
   dafna.gruber@alvarion.com
      or
   Investor Contact
   KCSA Worldwide, New York
   Joseph A. Mansi/Adam J. Rosen
   212/896-1205 / 212/896-1220
   jmansi@kcsa.com  / arosen@kcsa.com
   ---------------    ---------------

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         ALVARION LTD.

DATE:  MAY 9, 2002                       BY:  /s/ DAFNA GRUBER
                                              ----------------------------------
                                               NAME:  DAFNA GRUBER
                                               TITLE:  CHIEF FINANCIAL OFFICER